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                                                                   Exhibit 10.36

                     [THE STONE PINE COMPANIES LETTERHEAD]



October 22, 1998

Mr. Alfonso J. Cervantes, Jr.
President
Golf One Industries, Inc.
2811 Airpark Drive
Santa Maria, CA 93455


Dear Mr. Cervantes,

We are pleased to set forth in this agreement (the "Agreement") the terms and conditions of the retention of Stone Pine Investment Banking, LLC ("Stone Pine") by Golf One Industries, Inc. (collectively with its affiliates, successors, subsidiaries or assigns, the "Company").

1. Stone Pine will assist the Company, on a non-exclusive best-efforts basis, in connection with a proposed financing (the "Financing") of up to $10,000,000, to be used for the repayment of certain debt and payables, the continued sourcing of Gary Player golf products and general working capital. We understand that the Company has filed a Registration Statement on Form SB-2 under the Securities Act of 1933, as amended, for a proposed public offering of Common Stock (the "IPO"), and that it has been contemplated that the IPO would be a firm commitment underwriting by Whale Securities Co., LLP ("Whale"). We further understand that the Company presently contemplates that the Financing would be effected, at least in part, pursuant to the Registration Statement and that to the extent not effected pursuant to the Registration Statement, would be effected pursuant to exemptions from registration under Regulation S or Regulation D of the Securities and Exchange Commission ("SEC").

2. In connection with Stone Pine's activities on the Company's behalf, the Company will cooperate with Stone Pine and will furnish Stone Pine with all information and data concerning the Company and the Financing (the "Information") which Stone Pine deems appropriate and will provide Stone Pine with reasonable access to the Company's officers, directors, employees, independent accountants and legal counsel. The Company represents and warrants that all Information will be, as of the time of delivery to potential investors, complete and correct in all material respects (when made) and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made. The Company acknowledges and agrees that in rendering its services hereunder, Stone Pine will be using and relying solely on the Information (and information available from public sources and other sources deemed reliable by Stone Pine) without independent verification thereof by Stone Pine or independent appraisal by Stone Pine of any of the Company's assets. Stone Pine does not assume responsibility for the accuracy or completeness of the Information or any other information regarding the Company or the Financing provided by the Company.

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3.   Stone Pine and the Company will be subject to and comply with any of the necessary regulatory requirements and other applicable federal and state securities laws, completion of any other conditions of the Financing and satisfactory indemnification for all matters arising out of this Financing.

4. In consideration of its services as set forth above, Stone Pine shall be entitled to receive, and the Company agrees to pay to Stone Pine the following compensation:

     (a) Upon the execution of this Agreement, a retainer fee of $2,500 to offset initial marketing expenses.

     (b) Upon any closing of any Qualified Sales of securities in the Financing, the Company shall pay or deliver to Stone Pine: (i) a fee of 2% of the purchase price for such securities, payable by check;
          (ii) an additional fee of 7% of the purchase price for such securities for each purchaser who was introduced to the Company by Stone Pine; (iii) Warrants to purchase a number of shares of Common Stock equal to 2% of the number of shares of Common Stock sold at the Closing (or number of shares of Common Stock into which such securities can be converted); and (iv) additional Warrants to purchase 10% of the number of shares of Common Stock into which such securities can be converted) for each purchaser who was introduced to the Company by Stone Pine. Each Warrant shall have an exercise price of 125% of the purchase price (or conversion price) of the shares sold, shall be exercisable commencing one year after issuance and shall expire on the earlier to occur of five years from issuance or the closing of a merger or reorganization involving the Company in which the shareholders of the Company receive cash or non-marketable securities.

          For purposes of this Agreement, "Qualified Sales" are sales of securities to purchasers introduced to the Company by (i) Stone Pine or (ii) a broker-dealer introduced to the Company by Stone Pine.

5. Upon the closing of at least $5 million of the Financing or a firmly underwritten public offering prior to December 31, 1998, the Company will:
     (i) enter into a financial advisor agreement with Stone Pine, in form and substance reasonably acceptable to the Company and Stone Pine, which provides for financial advisory fees of $5,000 per month for a period of one year; and (ii) issue to Stone Pine 25,000 shares of Common Stock.

6. Upon the closing of sales of securities in the Financing with an aggregate purchase price of at least $5 million to purchasers introduced by Stone Pine, upon written request of Stone Pine made no later than 90 days following the last of such closings, the Company will appoint one Qualified Designee of Stone Pine to the Company's Board of Directors, to hold office until the next succeeding annual meeting of shareholders and his or her successor has been duly elected and qualified. A Qualified Designee shall mean a person reasonably acceptable to Golf One who would not be subject to any disclosure under Item 401(d) of Regulation S-B of the Securities and Exchange Commission.

7. As a condition to any closing of the sale of securities in the Financing, the Company must be party to an Employment Agreement with Alphonso J. Cervantes in substantially the same form as the Employment Agreement dated May 31, 1998, a copy of which was filed as an Exhibit to the Registration Statement.

8. The Company agrees to reimburse Stone Pine, on a monthly basis, for all pre-approved travel and other reasonable out-of-pocket expenses incurred in connection with this engagement.



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9.  Immediately prior to the closings of the Financing, the Company will use its best efforts to furnish Stone Pine with agreements to the effect that for six months (6) after the initial closing of a Financing, each Covered Person will refrain from making any public or private sale or distribution of their common stock or any warrants, options, or convertible securities of the company without the prior written consent of Stone Pine. A "Covered Person" shall be a person who as of the initial closing of the Financing is an officer or director of the Company or the holder of 5% of more of the outstanding Common Stock of the Company. In addition, the Company will use its best efforts to obtain similar agreements from all other shareholders of the Company. It is understood that Stone Pine may determine not to proceed with any closing if the foregoing agreements shall not have been received from the holders of at least 90% of the outstanding Common Stock of the Company.

10. The Company agrees that Stone Pine will have the right to approve the initial use of proceeds, from the Financing. Use in accordance with the "Use of Proceeds" in an Offering Memorandum shall be deemed approved by Stone Pine.

11. Until the Closing of the Financing or until the termination of this Agreement, whichever occurs first, the Company will notify Stone Pine promptly of the occurrence of any event which might materially affect the Financing or the status of the Company.

12. The Company agrees to the indemnification and other agreements set forth in the Indemnification Agreement attached hereto, the provisions of which are incorporated herein by reference and shall survive the termination, expiration or suppression of this Agreement.

13. This agreement may be terminated at any time by Stone Pine or the Company. If Stone Pine terminates this Agreement prior to November 30, 1998, it shall not be entitled to any compensation. If Stone Pine terminates this Agreement after November 30, 1998, it shall not be entitled to any compensation other than: (i) the retainer fee contemplated by Section 4(a) of this Agreement and (ii) the compensation contemplated by Section 4(b) with respect to any Qualified Sales of securities prior to the date of termination. If the Company terminates this Agreement, Stone Pine shall be entitled to: (i) retain any retainer fee paid pursuant to Section 4(a) of the Agreement; (ii) the compensation contemplated by Section 4(b) with respect to any Qualified Sales of securities prior to the date of termination; and (iii) the consulting agreement if an aggregate of $5,000,000 shall have been raised in the Financing or pursuant to a firm commitment underwriting completed prior to December 31, 1998.

14. The validity and interpretation of this Agreement shall be governed by the laws of the State of Colorado. This agreement and all controversies arising from or relating to performance under this agreement shall be governed by and construed in accordance with the laws of the State of Colorado, without giving effect to such state's rules concerning conflicts of laws. The Company and Stone Pine hereby irrevocably consent to personal jurisdiction and venue in any court of the State of Colorado or any Federal Court sitting in Colorado for the purpose of any suit, action or other proceeding arising out of this agreement or any of the agreements or transactions contemplated hereby, which is brought by or against the Company or Stone Pine, and hereby agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. The Company and Stone Pine each hereby irrevocably consent to the service process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Company or Stone Pine at its addresses set forth above, such service to


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    become effective ten (10) days after such mailing. ANY RIGHT TO TRIAL BY
    JURY WITH RESPECT TO ANY CLAIM OR ACTION ARISING OUT OF THIS AGREEMENT OR CONDUCT IN CONNECTION WITH THIS ENGAGEMENT IS HEREBY WAIVED.

15. The benefits of this Agreement shall inure to the respective successors and assigns of the parties hereto and the indemnified parties hereunder and their successors and assigns and representatives, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns.

16. Stone Pine represents that it is an "accredited investor" within the meaning of Regulation D of the Securities and Exchange Commission. Stone Pine agrees that as a condition to its receipt of any securities pursuant to this Agreement, it will sign a representation letter making customary representations and warranties with respect to securities acquired in a transaction not registered under the Securities Act of 1933, as amended.

Stone Pine's and the Company's acceptance of the general terms and conditions set forth in this Agreement does not constitute an agreement by either party to consummate the transactions described herein, except as to the commitment by the Company to pay the expenses and termination fees specifically referred to in this Agreement.

Please confirm that the foregoing is in accordance with our understanding by signing and returning to Stone Pine the enclosed duplicate of this Agreement.

Very truly yours,

STONE PINE INVESTMENT BANKING, LLC


By: /s/ Paul Bagley
    ------------------------------
    Paul Bagley
    Managing Director


AGREED TO AND ACCEPTED BY:

Golf One Industries, Inc. hereby accepts the terms and provisions of, and agrees to be bound by the terms and provisions of the foregoing letter, as of this 27 day of October, 1998.

GOLF ONE INDUSTRIES, INC.


By: /s/ Alfonso J. Cervantes, Jr.
    ------------------------------
    Alfonso J. Cervantes, Jr.
    President


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                           GOLF ONE INDUSTRIES, INC.
                              2811 AIRPARK DRIVE
                             SANTA MARIA, CA  93455





October 22, 1998


Stone Pine Investment Banking, LLC
31 South Street, 2nd Floor
Morristown, NJ  07960

SUBJECT:  INDEMNITY AGREEMENT

Gentlemen:

In connection with the engagement of Stone Pine Investment Banking, LLC ("Stone Pine") to advise and assist us with the matters set forth in the Agreement dated the date hereof between us and Stone Pine, we hereby agree to indemnify and hold harmless Stone Pine, its affiliated companies, and each of Stone Pine's and such affiliated companies' respective officers, directors, agents, employees and controlling persons (within the meaning of each of Section 20 of the Securities Exchange Act of 1934 and Section 15 of the Securities Act of 1933) (each of the foregoing, including Stone Pine, being hereinafter referred to as an "Indemnified Person") to the fullest extent permitted by law from and against any and all losses, claims, damages, expenses (including reasonable fees and disbursements of counsel), actions (including shareholder derivative actions), proceedings or investigations (whether formal or informal), or threats thereof (all of the foregoing being hereinafter referred to as "Liabilities"), based upon, relating to or arising out of such engagement or any Indemnified Person's role therein; provided, however, that we shall not be liable under this paragraph: (a) for any amount paid in settlement of claims without our consent, which consent shall not be unreasonably withheld, or (b) to the extent that it is finally judicially determined that such Liabilities resulted primarily from the willful misconduct, bad faith or gross negligence of the Indemnified Person seeking Indemnification. In connection with our obligation to indemnify for expenses as set forth above, we further agree to reimburse each Indemnified Person for all such expenses (including reasonable fees and disbursements of counsel) as they are incurred by such Indemnified Person; provided, however, that if an Indemnified Person is reimbursed hereunder for any expenses, such reimbursement of expenses shall be refunded to the extent it is finally judicially determined that the Liabilities in question resulted primarily from the willful misconduct, bad faith or gross negligence of such Indemnified Person.

Promptly after Stone Pine receives notice of the commencement of any action or other proceeding in respect of which indemnification or reimbursement may be sought hereunder, Stone Pine will notify us thereof; but the omission to so notify us shall not relieve us from any obligation hereunder unless, and only to the extent that, such omission prejudiced us. If any such action or other proceeding shall be brought against any Indemnified Person, we shall, upon written notice given reasonably promptly following your notice to us of such action or proceeding, be entitled to assume the defense thereof at our expense with counsel chosen by us and reasonably satisfactory to the Indemnified Person; provided, however, that any Indemnified Person may at its own expense retain separate counsel to participate in such defense. Notwithstanding the foregoing, such Indemnified Person shall have the right to employ separate counsel at our expense and to control its own defense of such




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action or proceeding in the reasonable opinion of counsel to such Indemnified
Person, a conflict or potential conflict exists between us and such Indemnified Person that would make such separate representation advisable; provided, however, that in no event shall we be required to pay fees and expenses under this indemnity for more than one firm of attorneys in any jurisdiction in any one legal action or group of related legal actions.

If the indemnification or reimbursement provided for hereunder is finally judicially determined by a court of competent jurisdiction to be unavailable to an Indemnified Person in respect of any Liabilities (other than as a consequence of a final judicial determination of willful misconduct, bad faith or gross negligence of such Indemnified Person), then we agree, in lieu of indemnifying such Indemnified Person, to contribute to the amount paid or payable by such Indemnified Person as a result of such Liabilities (i) in such proportion as is appropriate to reflect the relative benefits received, or sought to be received, by us on the one hand and by such Indemnified Person on the other from the transactions in connection with which Stone Pine has been engaged or (ii) if (but only if) the allocation provided in clause (i) of this sentence is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in such clause (i) but also the relative fault of us and of such Indemnified Person; provided, however, that in no event shall the aggregate amount contributed by the Indemnified Persons exceed the amount of fees actually received Stone Pine pursuant to such engagement. The relative benefits received or sought to be received by us on the one hand and by Stone Paine on the other shall be deemed to be in the same proportion as (a) the total value of the transactions with respect to which Stone Pine has been engaged bears to (b) the fees paid or payable to Stone Pine with respect to such engagement.

The rights accorded to Indemnified Persons hereunder shall be in addition to any rights that any Indemnified Person may have at common law, by separate agreement or otherwise.

This agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely in such state. This agreement may not be amended or otherwise modified except by an instrument signed by both Stone Pine and us. If any provision hereof shall be determined to be invalid or unenforceable in any respect, such remainder of the agreement without such determination shall remain in full force and effect.

The foregoing indemnification agreement shall remain in effect for a period of ten (10) years subsequent to the termination of Stone Pine's engagement.

Very truly yours,

GOLF ONE INDUSTRIES, INC.


By: /s/ Alfonso J. Cervantes, Jr.
    ------------------------------------
    Alfonso J. Cervantes, Jr.
    President


ACKNOWLEDGED AND AGREED TO:

STONE PINE INVESTMENT BANKING, LLC


By: /s/ Paul Bagley
    ------------------------------------
    Paul Bagley
    Managing Director


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